EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statement on Amendment No. 1 of Form S‑4 of Flagstar Bank of our report dated March 16, 2015, except for Note 25, as to which the date is October 7, 2016, relating to the consolidated statements of condition as of as of December 31, 2014 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2014.

/s/ Baker Tilly Virchow Krause, LLP
Southfield, Michigan
November 10, 2016